Exhibit 10.55

                   Universal Stainless & Alloy Products, Inc.
                                600 Mayer Street
                         Bridgeville, Pennsylvania 15017


October 8, 1996

Bradford Chris Bowman
38 Elora Drive, Unit #1
Hamilton, Ontario L9C7K3
CANADA

SUBJECT: EMPLOYMENT OFFER

Dear Brad:

It is with great pleasure that I am able to notify you that Universal Stainless & Alloy Products, Inc., is hereby offering you employment in the capacity of Chief Metallurgical Engineer.

This offer is contingent on your successfully completing a pre-employment physical, including drug and alcohol screening.

This offer is not an employment contract, is not for any specific period of time, and any employment resulting from such offer is considered to be employment at will.

This offer is made with the following provisions.
1)       Annual Salary: $175,000.00 (US).
2)       Bonus Plan: Same plan as President & CEO for 1997 calendar year

3) Stock Options: 40,000 options at time of employment vesting 1/3 per year for three years. 20,000 options on first anniversary vesting 1/3 per year for three years.

4)       Pension Funding: $40.00 semi-monthly contributed to 401 K plan

5)       Life Insurance: Equal to base annual salary

6)       Health Insurance: Standard company program

7)       Vacation: Two weeks after one year of service

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October 8, 1996
Page 2

8)       Holidays: Eight holidays

9)       One-time relocation assistance

         . A Reimbursement of reasonable costs to relocate personal household furnishings from your current residence to your new residence in the Pittsburgh area.

         . Reimbursement of temporary living expense for four (4) months (lodging & meals).

         . A Reimbursement for round-trip airfare between Pittsburgh, PA and Hamilton, Ontario twice a month for up to four (4) months.

         . Reimbursement for closing costs associated with the purchase of primary residence in the Pittsburgh area.

         . House hunting: Reimbursement two (2) family trips to Pittsburgh area to investigate housing market.

10) Involvement with the Board of Directors and membership on the Board subject to Corporate by-laws and stockholder approval.

11) If employment is terminated during the first year of employment by the Company without cause, employee is entitled to one year salary plus any unpaid bonus earned up to time of termination plus standard medical benefits for one year.

The above mentioned items are substantially the items that are material to the offer, but are not all-inclusive of the company's benefits and do not contain all provisions.

We would like your response no later than October 9, 1996, with an anticipated start date of October 15, 1996.

If you have any questions, please do not hesitate to call me at 412-257-7603.

Sincerely,


/s/ Paul A. McGrath
-------------------
Paul A. McGrath
Director Employee Relations/General Counsel

hf


I hereby accept this offer of employment by Universal Stainless & Alloy Products, Inc.

/s/ Bradford C. Bowman
----------------------
       (Signed)

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